                                                                    Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               ELECTRIC CITY CORP.


         Electric City Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

1. The first sentence of Article 4 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

         The total number of shares of stock which the Corporation has authority to issue is 90,000,000, consisting of 85,000,000 shares of Common Stock, with a par value of $.0001 per share, and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (the "Capital Stock").

2. The aforementioned amendment was duly adopted by the board of directors of the Corporation at a meeting duly called and held and by the vote of the stockholders of the Corporation in accordance with the provisions of Section 141, 212 and 242 of the Act.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officers Jeffrey Mistarz, its Treasurer, and Greg Rice, its Secretary, this 30th day of August, 2001.

                              By:        /s/ Jeffrey Mistarz
                                -----------------------------------
                                     Jeffrey Mistarz, Treasurer

                              Attest:    /s/ Greg Rice
                                    ---------------------------
                                         Greg Rice, Secretary